Exhibit 99.1

FOR IMMEDIATE RELEASE

Allied World to Acquire the Hong Kong and Singapore Operations of RSA, Significantly Expanding International Insurance Platform

ZUG, Switzerland, August 21, 2014 – Allied World Assurance Company Holdings, AG announced today that Allied World Assurance Company, Ltd has reached definitive agreements to acquire the Hong Kong and Singapore operations of Royal & Sun Alliance Insurance plc (“RSA”) for approximately $215 million. The transaction complements Allied World’s global specialist insurance strategy by providing meaningful additional scale in the region.

The business includes a niche group of specialty lines, including casualty, construction and engineering, marine and property. RSA has a long history in the region, with connections that go back over 40 years in Hong Kong and over 180 years in Singapore. In 2013, the businesses had total gross premiums written of approximately $250 million.

“This is a truly unique opportunity to acquire leading specialty businesses in key Asian markets. This transaction will significantly deepen and broaden our presence in Asia,” said Scott Carmilani, President and Chief Executive Officer. “The business brings regional market leadership, complementary product offerings, extensive distribution and an experienced and talented management team to Allied World, strengthening our global insurance franchise.”

Under the terms of the transaction, Allied World will acquire the in-force portfolio and related assets and liabilities of both branches. Allied World’s current operations in Hong Kong and Singapore include an established commercial insurance business.

Subject to adjustments, on completion, Allied World will fund the purchase price of $215 million with cash on hand. In addition to the purchase price, Allied World expects that an additional $90 million will likely be required to appropriately capitalize the business on an ongoing basis. The transaction, which is subject to regulatory approvals in Singapore and Hong Kong as well as court approval in Singapore, is expected to be completed during the first half of 2015 and to be accretive to Allied World’s earnings immediately.

Barclays is acting as financial advisor to Allied World and Baker & McKenzie is acting as legal counsel.

About Allied World

Allied World Assurance Company Holdings, AG, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions. Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch.

Please visit the following for further information on Allied World: Web: www.awac.com |

Facebook: www.facebook.com/alliedworld | LinkedIn: http://www.linkedin.com/company/Allied-World.

Conference Call and Investor Presentation

Allied World will host a conference call for analysts and investors on Monday, August 25, 2014 at 9:00 a.m. (Eastern Time) to discuss the details of this announcement. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at http://www.awac.com. In addition, the conference call can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) and entering the passcode 1590703 approximately ten minutes prior to the call.

Following the conclusion of the presentation, a replay of the call will be available through Friday, September 5, 2014 by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10050964. In addition, the webcast will remain available online through Friday, September 5, 2014 at http://www.awac.com.

An investor presentation detailing the transaction will be available at the “Investor Relations” section of the company’s website at http://www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreements with RSA; the inability to receive the required regulatory approvals to complete the acquisitions; risks that the proposed acquisitions disrupt each company’s current plans and operations; the ability to retain key personnel; the ability to recognize the benefits of the acquisitions; the amount of costs, fees, expenses and charges related to the acquisitions; pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE Allied World Assurance Company Holdings, AG

Media:

Noelle Campbell, +1-646-794-0544

Assistant Vice President, Director of Public Relations

Noelle.campbell@awacservices.com

or

Faye Cook, +1-441-278-5406

Senior Vice President, Marketing & Communications

Faye.cook@awac.com

or

Investors:

Sarah Doran, +1-646-794-0590

Senior Vice President, Investor Relations and Treasurer

Sarah.doran@awac.com

Website: www.awac.com